Exhibit 10.4

                          SECOND AMENDMENT TO SUBLEASE

     THIS SECOND AMENDMENT TO SUBLEASE (this "Second Amendment"), dated as of October 21, 2002, between Coherent, Inc., a Delaware corporation ("Sublessor") and Lumenis, Inc., a Massachusetts corporation ("Sublessee").

     1. Recitals: Sublessor, as "Tenant", and Sumitomo Bank Leasing and Finance, Inc., a Delaware corporation ("Master Lessor"), as "Landlord", entered into that certain lease dated December 23, 1996 (the "Original Master Lease"), with respect to that certain land and improvements, including an approximately 215,548 square foot building (the "Building"), located at 2400 Condensa Way, Santa Clara, California (the "Premises") as are more particularly described in the Original Master Lease. The Original Master Lease was terminated and replaced by that certain Master Lease and Security Agreement by and between Master Lessor (now known as SMBC Leasing and Finance, Inc.) and Sublessor dated as of February 15, 2002 ("New Master Lease"). Pursuant to that certain Sublease by and between Sublessor and Sublessee, dated as of April 30, 2001, as amended by that certain First Amendment to Sublease, dated as of February 15, 2002 (the "First Amendment" and, together with this Second Amendment and all exhibits thereto and hereto, the "Sublease"), Sublessee originally subleased an approximate 125,260 square foot portion of the Premises from Sublessor along with Sublessee's permitted use of the Common Areas. Over time, the space subleased by Sublessee has increased to 161,834 square feet (not including Common Areas). Capitalized terms used and not otherwise defined herein shall have the meaning ascribed to them in the Original Master Lease and the Sublease. Sublessee and Sublessor now desire to further amend the Sublease to reduce the size of the Subleased Premises and to extend the term of the Sublease on the terms and conditions set forth herein.

     2. Effective Date: The provisions of this Second Amendment shall be effective commencing October 1, 2002.

     3. Amendment of Sublease: As of October 1, 2002, the Sublease shall be amended as follows:

          (a) Section 1 of the Sublease: Add to the end of Section 1 the following sentence:

               "Effective October 1, 2002 (the "First Reduction Date"), the Subleased Premises shall be reduced to 157,700 square feet. On and as of the First Reduction Date, Exhibit B attached to this Sublease shall be replaced for all purposes with Exhibits B-1.1 and B-1.2 attached to the Second Amendment to Sublease, dated as of October 21, 2002, between Sublessor and Sublessee (the "Second Amendment"), and all references in this Sublease to Exhibit B shall mean Exhibits B-1.1 and B-1.2, and all references to the "Subleased Premises" shall mean the Subleased Premises as shown on Exhibits B-1.1 and B-1.2. Effective April 1, 2003 (the "Second Reduction Date"), the Subleased Premises

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          shall be reduced to 80,000 square feet. On and as of the Second
          Reduction Date, Exhibits B-1.1 and B 1.2 to the Sublease shall be replaced for all purposes with Exhibits B-2.1 and B-2.2 attached to the Second Amendment, and all references in this Sublease to Exhibit B shall mean Exhibits B-2.1 and B-2.2, and all references to the "Subleased Premises" shall mean the Subleased Premises as shown on Exhibits B-2.1 and B-2.2. Section 8 of this Sublease shall apply to that portion of the Subleased Premises to be surrendered on each of the First Reduction Date and the Second Reduction Date. In addition, the Second Reduction Date shall be delayed one day for each day personnel of Sublessee remain in that portion of the Subleased Premises intended to be surrendered on the Second Reduction Date."

          (b) Section 2 of the Sublease: Section 2 of the Sublease shall be deleted in its entirety and replaced with the following:

               "2. Subleased Premises: Subject to the terms and conditions set forth herein, Sublessor subleases to Sublessee, and Sublessee subleases from Sublessor the Subleased Premises. In connection with its use of the Subleased Premises, Sublessee shall have the non-exclusive right to use in common with Sublessor the common areas of the Premises as are more particularly described in Exhibit B attached hereto (collectively, the "Common Areas"). Sublessor shall provide Sublessee with reasonable access to that portion of the Premises not leased by Sublessee for the purposes of (i) delivering and picking up mail, (ii) for repair and maintenance and (iii) as is required or reasonably requested by Sublessee in connection with its use and occupancy of the Subleased Premises. This reasonable access shall include providing access at all times throughout the Term to both elevators in the Premises for use by Sublessee in common with other tenants."

          (c) Section 3 of the Sublease: Section 3 of the Sublease shall be deleted in its entirety and replaced with the following:

               "The term ("Term") of this Sublease shall commence on April 30, 2001 ("Commencement Date") and shall terminate on the earliest to occur of (a) February 1, 2007 (the "Expiration Date"), (b) the date which is one year after delivery of written notice from Sublessor to Sublessee terminating the Sublease ("Sublessor Voluntary Termination") and (c) the date this Sublease may expire or is sooner terminated pursuant to its terms or by operation of law, provided, however, that except in conjunction with a Sublessor Voluntary Termination, if the Master Lease is sooner terminated pursuant to its terms, the parties shall enter into an alternative arrangement, as contemplated by
          Section 21 hereof, so that Sublessee shall have continued use of the Subleased Premises."

          (d) Section 5(a) of the Sublease: The first, second, third and fourth sentences of Section 5(a) and the chart of rental rates shall be deleted and replaced with the following:


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

      "Commencing on the Commencement Date, Sublessee shall pay to Sublessor base monthly rent on a per square foot basis for the Subleased Premises as follows:

Time period                  Sq.Ft. leased (a)        Sq. Ft. per mo.       Base Rent per mo.
-----------                  -----------------       ----------------       -----------------
05/01/01 - 12/31/01               162,388                  $1.75               $284,179

01/01/02 - 04/30/02               186,598                  $1.75               $326,546.50

05/01/02 - 09/30/02               186,598                  $2.25               $419,845.50

10/01/02 - 03/31/03               143,700                  $1.50               $215,550

                                   14,000(b)               $ .75               $ 10,500

04/01/03 - 09/30/03                66,000                  $1.50               $ 99,000

                                   14,000(b)               $ .75               $ 10,500

10/01/03 - 02/01/07                66,000                  $1.60               $105,600

                                   14,000(b)               $ .75               $ 10,500


(a) Includes allocated common space as agreed to by Sublessor and Sublessee.

(b) The base monthly rent for the portion of the Subleased Premises designated the "Futures Area" on Exhibits B-1.2 and B-2.2 shall be $.75 per square foot per month as set forth above for so long as that portion of the Subleased Premises is only used for storage by Sublessee and is not occupied by any employee of Sublessee for any purpose except as may be required from time to time for access to stored property ("Storage Use"). In the event Sublessee commences the use of such space for any purpose other than Storage Use, then, commencing on the first day of the next calendar month following the commencement of such other use, Sublessee shall pay to Sublessor the same base monthly rent per square foot for the Futures Areas as is paid by Sublessee for the portion of the Subleased Premises that is not the Futures Area."

          (e) Section 5(g) of the Sublease: The following shall be added at the end of Section 5(g) of the Sublease.

     Except as set forth below, commencing on and as of October 1, 2002, (i) Sublessor's Share shall be Seven Thousand Dollars ($7000.00) per month and (ii) notwithstanding the provisions of Section 5(b) hereof, Sublessor shall pay, in the first instance, all costs for Real Estate Taxes and insurance, and Sublessee shall pay to Sublessor, as Additional Rent, Sublessee's Operating Expense Pro Rata Share (as defined below) of such Real Estate Taxes and insurance (excluding, however, Sublessor's insurance required pursuant to Section 9.1 of the Master Lease). Notwithstanding the


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

foregoing, or anything to the contrary in this Sublease, in the event that Sublessor sublets any or all of the Premises (other than the Subleased Premises and excluding any lease or sublease of less than 2,000 square feet) to a third party or Sublessor uses any part of the Premises for manufacturing or increases its use for administrative purposes above Sublessor's level of use as at October 1, 2002, Sublessee shall no longer be responsible for the payment of Operating Expenses as provided in Section 5(b) of this Sublease; instead, in such case:
(i) Sublessor shall pay all Operating Expenses for the Premises in the first instance and shall charge Sublessee only its Operating Expense Pro Rata Share of all Operating Expenses; and (ii) Sublessor shall no longer pay Sublessor's Share to Sublessee. For the purposes of this Sublease, "Operating Expense Pro Rata Share" shall mean (i) with respect to all Operating Expenses other than Real Estate Taxes and insurance, a percentage reflecting the ratio that the space exclusively occupied by a party bears to the total rentable space exclusively occupied by all parties in the Premises (excluding any Common Areas and unleased, vacant space) and (ii) with respect to Real Estate Taxes (other than personal property tax on personal property and equipment owned by Sublessor) and insurance (excluding, however, Sublessor's insurance required pursuant to Section 9.1 of the Master Lease), a percentage reflecting the ratio that the space exclusively occupied by a party bears to the total space in the Building, all as reasonably determined by Sublessor.

          (f) Section 12 of the Sublease: Pursuant to Section 12, copies of any notice, demand or communication delivered to Sublessor shall be addressed to Dennis Bucek, Senior Vice President, Coherent, Inc.

          (g) Section 15 of the Sublease: Section 15 of the Sublease is hereby deleted in its entirety.

          (h) Section 16 of the Sublease: Section 16 of the Sublease is hereby deleted in its entirety and replaced with the following:

     "Assignment and Subletting: Sublessee shall not assign this Sublease without Sublessor's consent, except to (a) an entity controlling, controlled by or under common control with Sublessee, or (b) a successor entity related to Sublessee by merger, consolidation, nonbankruptcy reorganization, or government action. Sublessee may also sub-sublease all or a portion of the Subleased Premises without Sublessor's consent, to a purchaser of substantially all of Sublessee's assets in each Segment. For the purpose of this Section 16, "Segment" shall mean each of the Surgical Segment, the Aesthetic Segment and the Ophthalmic Segment of the Business (each as defined in the APA). Notwithstanding the foregoing, Sublessee may sublet all or any part of the Subleased Premises from time to time to any person or entity, provided that (i) such person or entity (a "Permitted Subtenant") shall be subject to and shall agree to comply in all respects with, the terms of this Sublease and the New Master Lease and
(ii) Sublessee shall remain the primary obligor to Sublessor in respect of this Sublease, and shall guarantee such compliance by such Permitted Subtenant."

          (i) Section 19 of the Sublease: The following sentence shall be added to the end of Section 19:


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

     In the event of a Lease of more than 2,000 square feet of the Premises to any third party, Sublessor shall have the right from time to time to reasonably allocate parking and visitor spaces on the Premises on a pro rata basis.

     4. Cafeteria and Gym Areas: Effective on the Second Reduction Date, Sublessee shall no longer have access to and use of the Cafeteria and Gym facilities on the Premises; provided, however, that upon thirty (30) days advance written notice provided by Sublessee to Sublessor requesting renewed access to either or both of such Cafeteria and Gym facilities, such access and use shall be restored (with any food service to be provided at the Cafeteria to be the sole responsibility of Sublessee) for a cost of Five Thousand Dollars ($5,000) per month additional Base Rent for the Cafeteria and Two Thousand Dollars ($2,000) per month additional Base Rent for the Gym facilities. In the event that Sublessee exercises its right to use either or both of the Cafeteria or Gym facilities, such facilities shall also be accessible to Sublessor's employees remaining on the Premises for so long as such facilities are used by Sublessee. Sublessor shall have the right, at any time, to terminate Sublessee's use of either or both of the Cafeteria and Gym facilities on thirty (30) days advance written notice to Sublessee.

     Upon termination of Sublessee's access to the Cafeteria and/or Gym facilities (on the Second Reduction Date or otherwise), Sublessee shall remove all equipment owned by it unless such equipment is purchased by Sublessor or any other person or entity which owns or has the right to use all or any part of the Premises.

     5. Cooperation with Respect to Sublessor Improvements: Sublessee hereby acknowledges and agrees that in order to make the Premises suitable for multi-tenant use, and to make the changes to the Subleased Premises as provided herein, Sublessor may need, from time to time, to install improvements and implement security measures to effect a secure, physical separation of the Subleased Premises from the Premises and to reasonably control access to Common Areas. Sublessee agrees to reasonably cooperate with Sublessor in all such matters. In making any such improvements to the Premises, Sublessor agrees not to unreasonably interfere with Sublessee's use and occupancy of the Subleased Premises.

     6. Compliance with New Master Lease: As required by Section 10.1 of the New Master Lease, Sublessee acknowledges that the Sublease is subject and subordinate to the New Master Lease and the rights of the Master Lessor thereunder and that this Sublease shall be terminated and the Subleased Premises surrendered in the event of the termination of the New Master Lease, including as a result of the exercise by Master Lessor of its rights and remedies under the Master Lease; provided, however, that the preceding provisions of this
Section 6 shall not limit or affect in any manner the obligations of Sublessor to make the Subleased Premises available to Sublessee for the entire Term to the extent required under the terms and conditions of the Sublease.

     7. Effect of Second Amendment: In the event of any inconsistency between this Second Amendment and the New Master Lease or Sublease, the terms of this Second Amendment shall prevail. Except as specifically amended in this Second


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Amendment, the Sublease shall remain in full force and effect in accordance with its original terms.

     8. Execution in Counterparts: This Second Amendment may be executed in counterparts by the parties hereto, and shall become binding when all parties have each executed a counterpart hereof, and together such executed counterparts shall constitute this Second Amendment. For the purposes of this Second Amendment, an executed counterpart received by facsimile shall be deemed an original. The parties hereto agree that signed counterparts hand delivered or delivered by facsimile by both parties to the other shall satisfy any notice requirements set forth in Section 12 of the Sublease with respect to this Second Amendment.

                       [Signatures continued on next page]


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

     IN WITNESS WHEREOF, the parties hereto have set their hands to this Second Amendment as of the day and date first above written.

SUBLESSOR:                                  SUBLESSEE:

COHERENT, INC.,                             LUMENIS INC.,
a Delaware corporation                      a Massachusetts corporation

By: /s/ Helene Simonet                      By: /s/ Kevin R. Morano
    -------------------------------             --------------------------------

Printed Name: Helene Simonet                Printed Name: Kevin R. Morano

Its: Executive Vice President and           Its: Executive Vice President and
     Executive Vice President                    Chief Financial Officer

Date: October 22, 2002                      Date: October 23, 2002


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